INSURED                FIELD (1)

                   POLICY NUMBER          FIELD (3)

                   POLICY TYPE            LOW LOAD VARIABLE UNIVERSAL LIFE



    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. NET CASH SURRENDER VALUE, IF ANY, PAYABLE AT MATURITY. DEATH BENEFIT PROCEEDS PAYABLE AT DEATH OF INSURED
  PRIOR TO MATURITY DATE. FLEXIBLE PREMIUMS PAYABLE DURING LIFETIME OF INSURED
   UNTIL MATURITY DATE (AGE 100). SOME BENEFITS REFLECT INVESTMENT RESULTS.
                              NON-PARTICIPATING.


     THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE
     SECTION 7.

     THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY BE FIXED OR MAY VARY UNDER THE CONDITIONS DESCRIBED IN SECTIONS 9 AND 10.

     Ameritas  Life  Insurance  Corp.  agrees  to  pay  the death benefit proceeds of this policy to the Beneficiary on receipt of satisfactory proof of death of the Insured while this policy is in force.


      /s/ Kenneth C. Louis                       /s/ Norman M. Krivosha

             President                                Secretary



                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

     YOU ARE URGED TO READ THIS POLICY CAREFULLY. IF, AFTER EXAMINATION, YOU ARE DISSATISFIED WITH IT FOR ANY REASON, YOU MAY RETURN IT TO THE SELLING AGENT OR TO AMERITAS LIFE INSURANCE CORP. AT ONE AMERITAS WAY, P.O. BOX 81889, LINCOLN, NEBRASKA 68501-1889, FOR A REFUND WITHIN (1) TEN DAYS FROM THE DATE OF DELIVERY OF THE POLICY, (2) TEN DAYS AFTER MAILING OR DELIVERY OF A CANCELLATION NOTICE, OR (3) FORTY-FIVE DAYS AFTER PART I OF THE APPLICATION IS SIGNED, WHICHEVER IS LATER. IF ALLOWED BY STATE LAW, THE AMOUNT OF THE REFUND WILL EQUAL THE GREATER OF THE PREMIUMS PAID OR THE PREMIUMS PAID ADJUSTED BY INVESTMENT GAINS AND LOSSES. OTHERWISE, THE AMOUNT OF THE REFUND WILL EQUAL THE GROSS PREMIUMS PAID.

     PLEASE READ AND CAREFULLY CHECK THE COPY OF THE APPLICATION ATTACHED TO THIS POLICY. THIS APPLICATION IS A PART OF YOUR POLICY AND THIS POLICY WAS ISSUED ON THE BASIS THAT THE ANSWERS TO ALL QUESTIONS AND THE INFORMATION SHOWN ON THIS APPLICATION ARE TRUE AND COMPLETE. IF ANY INFORMATION SHOWN ON IT IS NOT TRUE AND COMPLETE, TO THE BEST OF YOUR KNOWLEDGE, OR IF ANY PAST MEDICAL HISTORY HAS BEEN OMITTED, PLEASE NOTIFY AMERITAS LIFE INSURANCE CORP. OF LINCOLN, NEBRASKA, WITHIN TEN DAYS FROM THE DATE OF DELIVERY OF THE POLICY TO YOU.


                       AMERITAS LIFE INSURANCE CORP. LOGO
                                          A STOCK COMPANY
                                        LINCOLN, NEBRASKA

Form 4055

                                 POLICY SCHEDULE


Insured:  John D Specimen                          Policy Number:  1103839710

Initial Specified                                  Policy Date:  October 1, 1997
Amount of Insurance:  $100,000
                                                   *Planned Annual
Issue Age - Sex:  35 Male                          Periodic Premium:  $802.08

Owner:  John D Specimen                            Initial Premium:  $802.08


Initial Death Benefit Option is A, current specified amount.

Guaranteed Death Benefit Premium For Policy                          $802.08

Minimum Initial Premium                                               $69.00

Underwriting Class
         The  Insured  was  a  Nonsmoker  when  this  policy  was  issued.   The
         underwriting class is Standard.

First Year Values
         The current annual cost of insurance rate per $1000 is $1.05.

Loans
         The maximum loan interest rate is 6.00%. The interest credited on any loaned part of the values will be 3.50%.


Modes of Payment for Planned Periodic Premiums:
  Annual              Semi-Annual             Quarterly           Monthly
  $802.08             $401.04                 $200.52             $66.84





*        This reflects the planned premium and mode you selected at issue.   For
         further information, see policy SECTION 3. PREMUIM PAYMENTS.

Form 4055-1

                                               SCHEDULE OF BENEFITS



Insured:  John D Specimen                             Policy Number:  1103839710



                                 Initial
                            Specified Amount                Maturity or
Benefit                       of Insurance               Expiration Date*
-------                       ------------               ----------------
Flexible Premium Variable        $100,000                 October 1, 2062
Life With Adjustable
Death Benefit
Form 4055**












* NOTE: It is possible that coverage may not continue to the maturity date (age 100) if premium payments are not sufficient. Even if coverage continues to the maturity date, there may, in fact, be little or no net cash surrender value to be paid.

** Form number corresponds to form number in the lower left hand corner of each benefit description.


Form 4055                             1.1

                              SCHEDULE OF BENEFITS
                                   (Continued)


Insured:  John D Specimen                             Policy Number:  1103839710

                                    Initial
                               Specified Amount       Annual       Maturity or
Benefit                          of Insurance        Premium*    Expiration Year
-------                          ------------        --------    ---------------

Cost Recovery Rider                                                   2062
Form CRR 4094**

Reduced Loan Interest Rate Rider                                      2062
Form PLR 4094**

Accelerated Benefit Rider                                             2062
For Terminal Illness
Form TIR 45**












*     For any rider, this is the annual rider cost of insurance at issue. (NOTE:
      These amounts shown are not additional premiums due but are the amounts deducted from the accumulation value.) See each rider for further information.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

Form 4055                             1.2

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Life Insurance Company (ALIC) Separate Account LLVL invests in a specific portfolio of the following funds:

                  Vanguard Variable Insurance Fund ("Vanguard")
     Neuberger & Berman Advisors Management Trust ("Neuberger & Berman AMT")
                Berger Institution Products Trust ("Berger IPT")

                                                                         INITIAL
                                         CORRESPONDING             ALLOCATION OF
FUND         PORTFOLIO                    SUBACCOUNT                NET PREMIUMS

Vanguard     Money Market               Money Market Subaccount               0%
             High-Grade Bond            High-Grade Bond Subaccount            0%
             High Yield Bond            High Yield Bond Subaccount            0%
             Balanced                   Balanced Subaccount                  50%
             Equity Income              Equity Income Subaccount              0%
             Equity Index               Equity Index Subaccount              50%
             Growth                     Growth Subaccount                     0%
             Small Company Growth       Small Company Growth Subaccount       0%
             International              International Subaccount              0%
Neuberger &  Limited Maturity Bond      Limited Maturity Bond Subaccount      0%
Berman       Balanced                   Balanced Subaccount                   0%
 AMT         Partners                   Partners Subaccount                   0%
             Growth                     Growth Subaccount                     0%
Berger IPT   100 Fund                   100 Fund Subaccount                   0%
             Small Company Growth Fund  Small Company Growth Fund Subaccount  0%



Net premiums may also be allocated to the ALIC Fixed Account.

                                                                         INITIAL
                                                                   ALLOCATION OF
                                                                    NET PREMIUMS
                                                                              0%

ALIC Fixed Account







Form 4055                             1.3

                               SCHEDULE OF CHARGES



ADMINISTRATIVE EXPENSE CHARGE:
         The maximum annual administrative expense charge is $108.



PREMIUM CHARGES:
         The maximum percent of premium charge for premium taxes is 5% of premiums received. The current percent of premium charge for the first policy year is 3 1/2%.



TRANSFER CHARGE:
         The first 15 transfers per year are free. Thereafter, there may be a $10 charge for each transfer.



MAXIMUM PARTIAL WITHDRAWAL CHARGE:
         The maximum charge for each partial withdrawal is the lesser of $50 or 2% of amount withdrawn. The current charge in the first policy year is the lesser of $25 or 2% of the amount withdrawn.






Form 4055                             1.4

                             TABLE OF POLICY CHARGES
                                  ANNUAL BASIS

Insured:  John D Specimen                             Policy Number:  1103839710

Issue Age - Sex:  35 Male                          Policy Date:  October 1, 1997


             SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES*

 Policy Year        Rate Per $1,000        Policy Year        Rate Per $1,000
  Beginning           Of Amount             Beginning            Of Amount
  October 1            At Risk              October 1             At Risk
-----------         ---------------        -----------        ---------------
    1995                  $1.05               2028                $28.50
    1996                  $1.77               2029                $31.38
    1997                  $1.88               2030                $34.63
    1998                  $2.00               2031                $38.91
    1999                  $2.14               2032                $42.56
    2000                  $2.29               2033                $47.44
    2001                  $2.47               2034                $52.92
    2002                  $2.65               2035                $58.80
    2003                  $2.86               2036                $65.06
    2004                  $3.07               2037                $71.64
    2005                  $3.32               2038                $78.47
    2006                  $3.59               2039                $85.72
    2007                  $3.88               2040                $93.67
    2008                  $4.19               2041               $102.52
    2009                  $4.54               2042               $112.52
    2010                  $4.91               2043               $123.79
    2011                  $5.35               2044               $136.11
    2012                  $5.86               2045               $149.20
    2013                  $6.43               2046               $162.80
    2014                  $7.09               2047               $176.79
    2015                  $7.82               2048               $190.89
    2016                  $8.63               2049               $205.29
    2017                  $9.49               2050               $220.19
    2018                 $10.42               2051               $235.84
    2019                 $11.47               2052               $252.75
    2020                 $12.64               2053               $271.63
    2021                 $13.94               2054               $295.65
    2022                 $15.42               2055               $329.96
    2023                 $17.11               2056               $384.55
    2024                 $19.02               2057               $480.20
    2025                 $21.13               2058               $657.98
    2026                 $23.40               2059             $1,000.00
    2027                 $25.86

* The rates shown are annual rates per $1000 of insurance. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest five decimal places. These rates apply to the basic policy and do not include cost for riders. The rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown on the schedule page.

Form 4055                             1.5

                                 TABLE OF CONTENTS

                                 SCHEDULE PAGES


     SECTION       1.      DEFINITIONS

     SECTION       2.      GENERAL PROVISIONS
                   2.1     Meaning of In Force
                   2.2     When This Policy Terminates
                   2.3     The Policy and its Parts
                   2.4     Representations and Contestability
                   2.5     Misstatement of Age or Sex
                   2.6     Suicide
                   2.7     The Owner
                   2.8     The Beneficiary
                   2.9     Changing the Beneficiary
                   2.10    Assigning the Policy
                   2.11    Non-Participating

     SECTION       3.      PREMIUM PAYMENTS
                   3.1     Initial Premium
                   3.2     Guaranteed Death Benefit Premium
                   3.3     Planned Periodic Premiums
                   3.4     Unscheduled Premiums
                   3.5     Premium Limits
                   3.6     Where to Pay Premiums
                   3.7     Premium Charges
                   3.8     Allocation of Net Premiums

     SECTION       4.      GRACE PERIOD AND REINSTATEMENT
                   4.1     Grace Period
                   4.2     Continuation of Insurance
                   4.3     Reinstating the Policy

     SECTION       5.      SEPARATE ACCOUNT
                   5.1     The Account
                   5.2     The Subaccounts
                   5.3     Valuation of Assets
                   5.4     Transfer Among Subaccounts
                   5.5     The Funds
                   5.6     Portfolio Changes

     SECTION       6.      THE FIXED ACCOUNT
                   6.1     The Fixed Account
                   6.2     Transfers Among the Fixed Account and the Subaccounts






FORM 4055-2

     SECTION       7.      ACCUMULATION VALUE
                   7.1     How Accumulation Value of the Policy is Determined
                   7.2     Accumulation Value of the Subaccounts
                   7.3     Net Asset Value
                   7.4     Subaccount Unit Value
                   7.5     Accumulation Value of the Fixed Account
                   7.6     Interest Credits
                   7.7     Administrative Expense Charge
                   7.8     Monthly Deduction
                   7.9     Cost of Insurance
                   7.10    Cost of Insurance Rates
                   7.11    Annual Report
                   7.12    Illustrative Reports

     SECTION       8.      POLICY SURRENDER AND PARTIAL
                           WITHDRAWAL
                   8.1     Surrender of the Policy
                   8.2     Net Cash Surrender Value
                   8.3     Partial Withdrawal
                   8.4     Postponement of Payments

     SECTION       9.      DEATH BENEFIT
                   9.1     Death Benefit Proceeds
                   9.2     Interest on Proceeds
                   9.3     Death Benefit
                   9.4     Postponement of Payment

     SECTION       10.     POLICY CHANGES AND EXCHANGE
                           OF POLICY
                   10.1    Change in Death Benefit Options
                   10.2    Change in the Specified Amount
                   10.3    Decreasing the Specified Amount
                   10.4    Increasing the Specified Amount
                   10.5    Time Period for Exchange

     SECTION       11.     LOAN BENEFITS
                   11.1    Making a Policy Loan
                   11.2    Interest
                   11.3    Other Borrowing Rules
                   11.4    Repaying a Policy Debt

     SECTION       12.     PAYMENT OPTIONS
                   12.1    Payment Option Rules
                   12.2    Description of Options

     SECTION       13.     NOTES ON OUR COMPUTATIONS
                   13.1    Basis of Computations
                   13.2    Methods of Computing Values

     TABLES OF SETTLEMENT OPTIONS

                             SECTION 1. DEFINITIONS


"ACCUMULATION VALUE" means the total amount of value held in your accounts at any time. It is equal to the total of the accumulation value held in the Account, the Fixed Account, and the accumulation value held in the general account which secures policy loans.

"BENEFICIARY" means the person to whom the death benefit proceeds are payable upon the death of the Insured. The beneficiary is named by the Owner in the application. If changed, the beneficiary is as shown in the latest change filed and recorded with us. If no beneficiary survives the Insured, the Owner or the Owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

"DEATH BENEFIT" means the total amount of insurance coverage provided under the selected death benefit option of the policy.

"DEATH BENEFIT PROCEEDS" means the proceeds payable to the beneficiary upon receipt by us of the satisfactory proof of the death of the Insured while the policy is in force. It is equal to: (1) the death benefit; plus (2) any additional life insurance proceeds provided by any riders; minus (3) any outstanding policy debt; minus (4) any overdue monthly deductions, including the deduction for the month of death.

"GUARANTEED DEATH BENEFIT PREMIUM" is an optional premium amount shown on the policy schedule pages. If the owner makes cumulative premium payments, less any partial withdrawals or policy loans, equal to or greater than cumulative Guaranteed Death Benefit Premiums, we will guarantee that this policy remains in force on each monthly activity date during the first three policy years. See
Section 3 for further discussion of the Guaranteed Death Benefit Premium, planned periodic premiums and your options for guaranteeing coverage in the first three policy years.

"INITIAL PREMIUM" as shown on the schedule pages is the greater of the amount received with the application or the Minimum Initial Premium.

"INSURED" means the person upon whose life the policy is issued.

"ISSUE AGE" means the age at the Insured's nearest birthday on the policy date.

"ISSUE DATE" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown in a confirmation notice sent to you.

"MATURITY DATE" means the date we pay any net cash surrender value, if the Insured is still living. This date is shown on the schedule pages.

"MINIMUM INITIAL PREMIUM" as shown on the schedule pages is the minimum premium required to put this policy in force.

"MONTHLY ACTIVITY DATE" means the same date in each succeeding month as the policy date except that whenever the monthly activity date falls on a date other than a valuation date, the monthly activity date will be deemed the next valuation date.

"MONTHLY DEDUCTIONS" means the deductions taken from the Accumulation Value on the monthly activity date. These deductions are equal to: 1) the current cost of insurance charge; 2) the administrative expense charge; 3) any flat extra rating charge; and 4) rider charges.

"NET CASH SURRENDER VALUE" means the accumulation value on any valuation date less any outstanding policy debt.

"NET PREMIUM" means the premium paid less the percent of premium charges.

"OUTSTANDING POLICY DEBT" means the sum of all unpaid policy loans and accrued interest on policy loans.

"OWNER" means the owner of the policy, as designated in the application or as subsequently changed. If a policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner. See Section 2.7 for the rights and privileges of the Owner.

Form 4055-3

"PERCENT OF PREMIUM CHARGE" is an amount deducted from each premium received to cover certain expenses. This charge is a percentage of the premium. The applicable percentage can be found in Section 3.7 of the policy.

"PLANNED PERIODIC PREMIUM" means a selected scheduled premium of a level amount at a fixed interval. The initial planned periodic premium you selected is shown on the schedule page. See Section 3.3 of the policy.

"POLICY DATE" means the effective date for all coverage provided in the application. The policy date is used to determine policy anniversary dates, policy years and monthly activity dates. Policy anniversaries are measured from the policy date. The policy date and the issue date will be the same unless: 1) an earlier policy date is specifically requested, or 2) the issue date will be later if additional premiums or application amendments are required at the time of delivery.

"POLICY YEAR" means the period from one policy anniversary date until the next policy anniversary date.

"SEC" means the Securities and Exchange Commission.

"SATISFACTORY PROOF OF DEATH" means all of the following must be submitted:

(1) A certified copy of the death certificate;

(2) A Notice of Death Claim;

(3)  The Policy; and

(4) Any other information that we may reasonably require to establish the validity of the claim.

"SPECIFIED AMOUNT" means the minimum death benefit under the policy while the policy remains in force. The initial specified amount is shown on the schedule pages. Adjustments and changes to the specified amount can occur as discussed in
Section 10.

"SURRENDER" means this policy may be terminated before the maturity date during the Insured's life for its net cash surrender value. See Section 8 of the policy.

"VALUATION DATE" is as of the close of trading of the New York Stock Exchange on each day on which the Exchange is open for trading.

"YOU" AND "YOUR" refer to the Owner of this policy. The Insured may or may not be the Owner.

"WE", "US" AND "OUR" refer to Ameritas Life Insurance Corp. Our Home Office means our administrative office at One Ameritas Way, P.O. Box 81889, Lincoln, Nebraska 68501-1889.


                          SECTION 2. GENERAL PROVISIONS

2.1 MEANING OF IN FORCE

The policy will remain in force as long as on each monthly activity date the net cash surrender value is sufficient to cover monthly deductions.

However, this policy will remain in force during the first three policy years, even if the net cash surrender value is insufficient to cover monthly deductions, if cumulative premiums paid, less any partial withdrawals or policy loans, equal or exceed cumulative Guaranteed Death Benefit Premiums.

2.2 WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of:

(1) Any monthly activity date when the net cash surrender value is insufficient to cover monthly deductions and the grace period ends without sufficient premium being paid. However, if this occurs during the first three policy years and cumulative premiums paid, less any partial withdrawals or policy loans, equal or exceed cumulative Guaranteed Death Benefit Premiums, then the policy will not terminate;

(2)   The Insured dies;

(3)   You request the coverage be terminated and you return this policy; or

(4)   This policy matures.


2.3 THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the initial premium as described in
Section 3.1. The policy, application, any supplemental applications, riders, endorsements, and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by either the president or secretary of the company. No agent may change this policy or waive any of its provisions.


2.4 REPRESENTATIONS AND CONTESTABILITY

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to the policy when issued or in a supplemental application made a part of the policy when a change in coverage went into effect.

We cannot contest this policy after it has been in force during the Insured's life for two years from the policy date. Nor can we contest any increased benefits later than two years after the effective date of the increased benefits during the Insured's life. Any increase or reinstatement will be contestable, within the two year period, only with regard to statements made in the supplemental application. This provision does not apply to riders with their own contestability provision.


2.5 MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured or any person insured by rider has been misstated on the application, the death benefit and any additional benefits provided will be those which would be purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the Insured person's correct age or sex.

2.6 SUICIDE

If the Insured commits suicide while sane or insane, within two years from the policy date, we will limit the proceeds. The limited amount will equal all premiums paid for this policy, less outstanding policy debt, partial withdrawals, and the cost for riders.

If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, we will limit the proceeds payable with respect to the increase. The proceeds thus limited will equal the total cost of insurance applicable to the increase.

2.7 THE OWNER

While the Insured is living you have all the benefits, rights and privileges under this policy. These include naming a successor owner, changing the
beneficiary,   assigning  this  policy,   enjoying  all  policy  benefits,  and
exercising all policy options.

If you are not the Insured, you should name a successor-owner who will become the Owner if you die before the Insured. If you die before the Insured and there is no successor-owner, ownership will pass to your estate.

2.8 THE BENEFICIARY

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the Insured's death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the Insured, the proceeds will be paid to the contingent beneficiary. If no beneficiary survives the Insured, the proceeds will be paid to your estate.

2.9 CHANGING THE BENEFICIARY

You may change the beneficiary during the Insured's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and

Form 4055-4
any other forms required by the Home Office. The change will take effect as of the date we record it at the Home Office, even if the Insured dies before we do so. Each change will be subject to any payment we made or any other action we took before the change is recorded.

2.10 ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in the Home Office. We are not responsible for the validity of any assignment.

An assignment is subject to any policy debt. Policy debt is discussed in Section 11.

2.11 NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.


                           SECTION 3. PREMIUM PAYMENTS


3.1 INITIAL PREMIUM

An initial premium at least equal to the Minimum Initial Premium must be paid on or before delivery of the policy. The initial premium shown on the schedule pages is the greater of the amount received with the application or the Minimum Initial Premium.

3.2 GUARANTEED DEATH BENEFIT PREMIUM

You have the option to pay a planned premium based on the annual Guaranteed Death Benefit Premium. This premium is shown on the schedule pages.

During the first three policy years, if cumulative premiums paid, less any partial withdrawals or policy loans, equal or exceed cumulative Guaranteed Death Benefit Premiums, then this policy will not terminate even if the net cash surrender value is insufficient to cover monthly deductions. This guarantee option is only available during the first three policy years. See Sections 2.1 and 2.2.

3.3  PLANNED PERIODIC PREMIUM

This is a flexible premium policy. You may choose to pay planned periodic premiums, and as indicated in Section 3.2, you may elect to base your planned periodic premiums on the Guaranteed Death Benefit Premium. However, planned periodic premiums are not required. The amount and frequency of the planned periodic premiums you selected when the policy was issued is shown on the schedule pages. You can change the frequency of the payments or the amount by sending a written request to the Home Office. Premiums may not be paid after the maturity date. We reserve the right to limit the amount and frequency of the planned periodic premiums you choose to pay.

3.4 UNSCHEDULED PREMIUMS

Any premium we receive under this policy in an amount different from the planned periodic premiums will be considered an unscheduled premium. Unscheduled premiums can be made at any time while the policy is in force.

3.5 PREMIUM LIMITS

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended. This excess amount will be returned to you.

3.6 WHERE TO PAY PREMIUMS

Each premium after the first one is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.7 PREMIUM CHARGES

The percent of premium charge is deducted from each premium payment received. The percent of premium charge is a maximum of 5%. We have the option of charging the current percent of premium charge which can be less than the maximum. The premium charge will be shown in the annual report.

3.8 ALLOCATION OF NET PREMIUMS

As of the issue date, net premiums then received will be allocated to a money market Subaccount. As of the 13th day after the issue date, the accumulation value will be allocated to the Subaccounts or to the Fixed Account which you have selected on the application. Any additional premium received will be allocated in accordance with your instructions. You may change the allocation of later premiums without charge. The allocation will apply to future premiums after we receive the change. The Subaccounts and the Fixed Account are discussed in Sections 5 and 6.


                    SECTION 4. GRACE PERIOD AND REINSTATEMENT


4.1 GRACE PERIOD

If the net cash surrender value on any monthly activity date is not sufficient to cover monthly deductions, a grace period of 61 days will be allowed for the payment of a premium sufficient to cover these deductions. However, if this occurs during the first three policy years and you have paid cumulative premiums, less any partial withdrawals or policy loans, equal to or in excess of cumulative Guaranteed Death Benefit Premiums as defined in Section 3.2, this policy will remain in force as long as you continue to meet the Guaranteed Death Benefit Premium requirement.

The 61 day grace period will begin on the day we mail a notice of the necessary premium. We will mail this notice to you at your last known address and to any assignee of record. If sufficient premium is not paid by the end of the grace period, this policy will terminate without value.

If the Insured dies during the grace period, the overdue monthly deductions will be deducted from the death proceeds.

4.2 CONTINUATION OF INSURANCE

Insurance coverage under this policy and any benefits provided by any rider(s) will be continued through the grace period.

4.3 REINSTATING THE POLICY

If the Insured is living and application is made within three years from the beginning of any grace period, this policy can be considered for reinstatement if it terminated because a grace period ended without sufficient premium being paid.

To apply for reinstatement, you must send evidence satisfactory to us that the Insured is insurable. The effective date of the reinstatement will be the first monthly activity date on or next following the date the application for reinstatement is approved.

Reinstatement will require you to pay a premium at least equal to three times the current month's monthly deductions. However, we will accept a larger premium. If reinstatement occurs during the first three policy years, you may pay a premium equal to the monthly prorata portion of the Guaranteed Death Benefit Premium that would have been due if the policy had not lapsed in order to continue to meet the Guaranteed Death Benefit Premium requirement.

This policy cannot be reinstated if it has been surrendered for its net cash surrender value, nor can it be reinstated after the maturity date. Any policy debt will be reinstated.

Form 4055-5

                           SECTION 5. SEPARATE ACCOUNT

5.1 THE ACCOUNT

The word Account, where we use it in this policy without qualification, means the Ameritas Life Insurance Corp. Separate Account LLVL. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Account and keep them separate from the assets of our general account.

The Account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the Account.

The assets of the Account will be available to cover the liabilities of our general account only to the extent that the assets of the Account exceed the liabilities of the Account arising under the variable life policies supported by the Account.

5.2 THE SUBACCOUNTS

The Account has several Subaccounts. We list them in the schedule pages. You determine, using percentages, how the net premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount, but any allocation you make must be at least 10%. You may not choose a fractional percent. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated in the policy schedule pages. (See "The Funds" below.) Income and realized and unrealized gains or losses from the assets of each Subaccount of the Account are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts of the Account, our general account or any other separate accounts.

5.3  VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the end of each valuation date.

5.4 TRANSFER AMONG SUBACCOUNTS

You may transfer amounts among Subaccounts as often as you wish in a policy year. The transfer will take effect on the later of the date designated in the request or on the valuation date following receipt of the written request at our Home Office.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The first 15 transfers per policy year will be allowed free of charge. Thereafter, a $10.00 transfer charge may be deducted from the accumulation value. The minimum amount which can remain in a Subaccount or in the Fixed Account as a result of a transfer is $100.00. Any amount below this minimum must be included in the amount transferred.

5.5 THE FUNDS

The word Funds, where we use it in this policy without qualification, means the funding vehicles designated in the policy schedule pages. The Funds are registered with the SEC under the Investment Company Act of 1940 as diversified open-end management investment companies. The Funds bear their own expenses. The Funds have several portfolios; there is a portfolio that corresponds to each of the Subaccounts of the Account. We list these portfolios in the schedule pages.

5.6 PORTFOLIO CHANGES

A portfolio of the Funds might, in our judgement, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Funds, or to invest in another fund. But we would first notify and receive approval from the SEC and the Nebraska Insurance Department. This approval process is on file with the insurance commissioner of the state where this policy is delivered. If the SEC requires that such action receive approval from a majority of the policyholders in the Account, then you will be notified of your right to vote. You will be notified of any material change in the investment policy of any portfolio in which you have an interest. If you are dissatisfied with any change, you always have the option to transfer all or a portion of your accumulation value to the Fixed Account (See Section 6.2) or to one of the other available Subaccounts (See Section 5.4).

                          SECTION 6. THE FIXED ACCOUNT


6.1 THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under the policy become part of the general account assets of Ameritas Life Insurance Corp. which support annuity and insurance obligations. The Fixed Account includes all of Ameritas Life Insurance Corp.'s assets, except those assets segregated in separate accounts. Ameritas Life Insurance Corp. maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

You determine, using percentages, how the premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. The minimum allocation must be at least 10%; you may not choose a fractional percentage. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

6.2 TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each policy anniversary.
                                                    ----

The allowable transfer amount out of the Fixed Account is limited to the greater of:

1.     25% of the Fixed Account Balance; or

2.     any Fixed Account transfer which occurred during the prior 13 months; or

3.     $1,000.

Transfers into or from the Fixed Account will be subject to the same transfer charges and minimums that are applied to transfers among the Subaccounts. See
Section 5.4.


                          SECTION 7. ACCUMULATION VALUE


7.1 HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of the policy on the issue date is:

     a.    The net premiums received by us on or before the issue date; minus

     b.    Any monthly deductions due on or before the issue date.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus the accumulation value impaired by policy debt which is held in the general account, plus any net premium received on that valuation date but not yet allocated.

7.2  ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to the policy.

The number of Subaccount units will increase when:

     a.    Net premiums are credited to that Subaccount;

     b.    Transfers from other Subaccounts are credited to that Subaccount; or

     c. Policy debt (principal or interest) is repaid, or interest is credited from the amount held in the general account to secure the policy debt.

Form 4055-6

The number of Subaccount units will decrease when:

     a.    A policy loan is taken from that Subaccount;

     b.    A partial withdrawal, and its charge, is taken from that Subaccount;

     c.    A portion of the monthly deduction is taken from that Subaccount;

     d. A transfer, and its charge, is made from that Subaccount to other Subaccounts; or

     e.    Policy loan interest not paid when due is taken from that Subaccount.

Each transaction above will increase or decrease the number of Subaccount units allocated to the policy by an amount equal to the dollar value of the transaction divided by the current unit value.

7.3  NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee payable to the Investment Advisor, are accrued daily.

7.4 SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. These initial unit values can be found in the schedule pages. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

The unit value of each Subaccount on any valuation date shall be calculated as follows:

     a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

     b. A charge not exceeding an annual rate of .90% times the value of the assets of each subaccount on the valuation date for mortality and expense risk; divided by

     c. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

7.5 ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

     a.    The net premiums credited to the Fixed Account; plus

     b.    Any transfers from the Subaccounts credited to the Fixed Account;
           plus

     c. Any policy debt (principal or interest) repaid, or interest credited from the amount held in the general account to secure the policy debt; minus

     d.    Any policy loan taken from the Fixed Account; minus

     e.    Any  partial  withdrawal and its charge taken from the Fixed Account;
           minus

     f.    The  portion  of the monthly  deduction taken from the Fixed Account;
           minus

     g.    Any transfer and its charge made from the Fixed Account; minus

     h. Any policy loan interest not paid when due taken from the Fixed Account; plus

     i.    Interest credits.

7.6 INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3.5%. We may, at our discretion, credit a higher current rate of interest.

7.7 ADMINISTRATIVE EXPENSE CHARGE

On each monthly activity date, one-twelfth of an annual charge called the administrative expense charge will be deducted from the accumulation value. The guaranteed maximum amount we can charge is $108 per policy for each policy year. This charge is guaranteed. We have the option of charging current administrative expense charges, which can be less than the guaranteed, and will be stated in the annual report.

We will charge the guaranteed amount during the first 12 policy months following an increase in the specified amount.

7.8 MONTHLY DEDUCTION

The monthly deduction is a charge made each policy month against the accumulation value allocated to the Account and to the Fixed Account. Monthly deductions will be deducted from the Subaccounts and the Fixed Account in the same proportion as the balances held in the Subaccounts and the Fixed Account. The monthly deduction is equal to:

     a.    The administrative expense charge; plus

     b. The cost of insurance for the current policy month, including the cost for any riders; plus

     c.    One-twelfth of any flat extra rating charge.

Refer to the "Table of Policy Charges" and the "Schedule of Charges" in the schedule pages for further details.

7.9 COST OF INSURANCE

The cost of insurance will be figured each month. It is the cost for this policy (including any increases in the specified amount) plus the cost for any riders. The cost for this policy is equal to:

     a. the death benefit on the monthly activity date, discounted at the guaranteed rate of interest for the Fixed Account for one month; less

     b.    the  accumulation  value  on  the monthly  activity  date,  after all
           monthly   deductions  have  been   taken   except  for  the  cost  of
           insurance;

     c.    the  above  result  multiplied  by  the  monthly  cost per  $1,000 of
           insurance  (as  described  below   in  the  Cost of  Insurance  Rates
           section); divided

     d.    by $1,000.

The charge made during the policy year will be shown on the annual report.

7.10 COST OF INSURANCE RATES

For the initial specified amount, the cost of insurance rates will not exceed those shown in the column of guaranteed cost of insurance rates. These annual rates are shown in the "Table of Policy Charges" in the schedule pages. To calculate the monthly rates, divide by 12 and round to the nearest five decimal places.

Each year, the annual cost of insurance rates will be declared for the next policy year. These rates will be based on the issue age, specified amount, policy year, and sex of the Insured. The rate will vary by the Insured's underwriting class.

Insureds will be considered smokers on the policy anniversary nearest the Insured's 20th birthday and charged smoker cost of insurance rates. Prior to reaching this anniversary, the Insured will be sent a notification and forms to be completed and returned to the Home Office providing evidence of a non-smoker status. If the Insured cannot qualify as a non-smoker or fails to return the forms giving evidence of a non-smoker status, then that Insured will continue to be charged current smoker rates.

If the policy is rated at issue with extra premiums, the guaranteed rates shown are a multiple of the guaranteed rates for a standard issue. This multiple factor is shown on the schedule page. The cost of insurance rate for the first policy year is shown on the schedule page.

Any change in the cost of insurance rates will apply to all policies having the same issue age, specified amount, policy year, sex, plan, issue month, classification and guaranteed cost of insurance rates as this policy.

7.11 ANNUAL REPORT

Each year the Owner will be mailed an annual report that shows the progress of the policy. This report will show for the last policy year:

       a.    premiums paid;

       b.    expense charges;

       c.    interest credits; and

       d.    cost of insurance.

As of the date of the report, the following values will be shown:

       a.    accumulation value;

       b.    specified amount of insurance;

       c.    death benefit; and

       d.    outstanding debt, if any.

7.12 ILLUSTRATIVE REPORTS

The Owner may request a report illustrating future values of the policy under both guaranteed and current assumptions. A reasonable fee not to exceed $50 may be charged for this report.



               SECTION 8. POLICY SURRENDER AND PARTIAL WITHDRAWALS


8.1 SURRENDER OF THE POLICY

The policy may be surrendered before the maturity date at any time during the Insured's life for its net cash surrender value.


8.2 NET CASH SURRENDER VALUE

The amount payable upon surrender is the accumulation value on the valuation date we receive your written request, less any outstanding policy debt. The net cash surrender value is payable in one lump sum or under one of the payment options. See Section 12.


8.3 PARTIAL WITHDRAWAL

A partial withdrawal of this policy may be made after the first three months for any amount of at least $500 subject to the following rules:

       a. The net cash surrender value remaining after a partial withdrawal must be at least $1,000 or an amount sufficient to maintain the policy in force for the remainder of the policy year.

       b.    A partial withdrawal is irrevocable.

       c.    Request must be made to us in writing on a form approved by us.

       d. A partial withdrawal will not be allowed if the resulting specified amount after the withdrawal is less than $100,000 in the first three years and $75,000 thereafter.

       e. A withdrawal charge will be deducted from the amount withdrawn. The charge will not exceed the lesser of $50 and 2% of the amount withdrawn.

       f.    Only one withdrawal is permitted per policy year.

Partial withdrawals will affect other policy values. The accumulation value will be reduced by the amount of the partial withdrawal. If Death Benefit

Option A is in effect on the date of a partial withdrawal, the specified amount will also be reduced by the amount of the partial withdrawal. These reductions will also reduce the death benefits. See Section 9.

You may tell us how to allocate the partial withdrawal among the Subaccounts and the Fixed Account, provided that the minimum amount remaining in a Subaccount and the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or the Fixed Account, the partial withdrawal will be allocated among the Subaccounts and the Fixed Account in the same proportion that the policy's accumulation value in each Subaccount and the Fixed Account bears to the total accumulation value in all Subaccounts and the Fixed Account on the date we receive the request in our Home Office.


8.4 POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Subaccounts as a result of surrender, partial withdrawals, or policy loans within seven (7) days after we receive written request in our Home Office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts if:

       a. The New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or

       b. The SEC by order permits the postponement for the protection of policyowners; or

       c. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonable, practicable, or it is not reasonable or practicable to determine the value of the net assets of the Account.

We may defer the payment of a full surrender, partial withdrawals or policy loans from the Fixed Account for up to six months from the date we receive your written request.



                            SECTION 9. DEATH BENEFIT


9.1 DEATH BENEFIT PROCEEDS

The death benefit proceeds payable to the beneficiary upon our receipt of satisfactory proof of the death of the Insured while this policy is in force will equal:

       a.    The death benefit; plus
       b.    Any additional life insurance proceeds provided by any rider; minus
       c.    Any outstanding policy debt; minus
       d. Any overdue monthly deductions including the deduction for the month of death.

9.2 INTEREST ON PROCEEDS

Death benefit proceeds that are paid in one lump sum will include interest at a rate of 3% per annum (or higher if required by state law) from the date of death to the date of payment.

9.3 DEATH BENEFIT

Subject to the provisions of this policy, the death benefit at any time prior to the maturity date shall be either Option A or Option B.

Option A:  Basic Coverage

The death benefit will be the greater of:

       a.    The current specified amount; or

       b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.

Option B:  Basic Coverage Plus Accumulation Value

The death benefit will be the greater of:

       a. The current specified amount plus the accumulation value on the date of death; or

       b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.

Insured's      Applicable           Insured's   Applicable
  Age*         Percentage             Age*      Percentage
---------      ----------           ---------   ----------
40 or less         250%                51           178%
    41             243                 52           171
    42             236                 53           164
    43             229                 54           157
    44             222                 55           150
    45             215                 56           146
    46             209                 57           142
    47             203                 58           138
    48             197                 59           134
    49             191                 60           130
    50             185                 61           128

                        (CONTINUED AT TOP OF NEXT COLUMN)


Insured's      Applicable           Insured's   Applicable
  Age*         Percentage              Age*     Percentage
---------      ----------            ------     ----------
    62             126                 72           111
    63             124                 73           109
    64             122                 74           107
    65             120                75-90         105
    66             119                 91           104
    67             118                 92           103
    68             117                 93           102
    69             116                 94           101
    70             115               95-100         100
    71             113

*Insured's Age  means the attained age at the beginning of the policy year.

The initial death benefit option is shown in the schedule pages. It may be changed as described in Section 10.1.

9.4 POSTPONEMENT OF PAYMENT

We will usually pay any death benefit proceeds within seven (7) days after we receive satisfactory proof of death.


                SECTION 10. POLICY CHANGES AND EXCHANGE OF POLICY


10.1 CHANGE IN DEATH BENEFIT OPTIONS

You may change the death benefit option which is shown on the schedule pages and is referred to in Section 9. The death benefit option may not be changed in the first policy year and may only be changed once a year thereafter. The change will become effective on the first monthly activity date on or next following the date we approve your requested change.

A change from Option A to Option B will require satisfactory evidence of insurability. If you change from Option A to Option B, the death benefit after the change will equal the specified amount prior to the change, plus the accumulation account as of the date of change. A change from Option B to Option A will change the specified amount to an amount equal to the death benefit as of the date of change.


10.2 CHANGE IN THE SPECIFIED AMOUNT

After the policy has been in effect for one year, you can increase or decrease the specified amount. To make a change, send a written request to our Home Office. Any change will be effective on the monthly activity date on or next following the date we approve the request, unless you specify a later date. You may only change the specified amount once a year.

10.3 DECREASING THE SPECIFIED AMOUNT

A decrease in the specified amount is subject to the following conditions:

       a. A decrease may not be made during the first policy year nor during the first 12 policy months following an increase in specified amount.

       b.    The  specified  amount in effect after any decrease may not be less
             than   $100,000  in  the  first  three  policy  years  and  $75,000 thereafter.

       c. The resulting specified amount after a decrease may not affect the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended.

A decrease in the specified amount will reduce the specified amount in the following order:

       a.    The specified amount provided by the most recent increase;

       b.    the next most recent increases successively; and

       c.    the initial specified amount.


10.4 INCREASING THE SPECIFIED AMOUNT

Any increase of the specified amount is subject to the following conditions:

       a.    An increase may not be made in the first policy year.

       b. A supplemental application for the increase and satisfactory evidence of insurability of the Insured must be received.

       c.    The minimum amount of any increase is $25,000.

       d. An increase cannot be made if the Insured's age nearest birthday is over 80.

       e. If an increase occurs during the second or third policy years, the Guaranteed Death Benefit Premium for the policy will be recalculated for future periods based on the current specified amount.

       f. At the time of the increase, the accumulation value less any outstanding policy debt must be at least equal to 12 times the current month's monthly deduction reflecting the increase in specified amount. If this value is not sufficient to support these monthly deductions for at least one year beyond the effective date of the increase, additional premiums may be required. You will be notified of any additional premium due.

10.5 TIME PERIOD FOR EXCHANGE

You may exchange this policy while it is in force for a new policy on the life of the Insured, without new evidence of insurability, at any time within 24 months of the policy date shown in the schedule pages. The new policy will be issued on the following basis:

1. The policy date, issue age, specified amount, and risk class of the Insured will be the same as for this policy.

2. It will be a flexible premium adjustable life insurance policy available for exchange issued by Ameritas Life Insurance Corp. on the exchange date.

3. The policy provisions and applicable charges for the new policy and its riders will be the same as those which would have applied had the policy been issued originally.

4.  Any outstanding policy debt must be repaid.

5.  It will be subject to:

    -any assignments;

    -any partial withdrawals;

    -any accumulation value adjustment required; and

    -any cost or credit of exchange.

To make the change, you must send this policy, a completed application for exchange, and any required payment to our Home Office.

The change will be effective on the valuation date when all financial and contractual arrangements for the new policy have been completed.

Form 4055-9

                            SECTION 11. LOAN BENEFITS

This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called outstanding policy debt. Any outstanding policy debt will be deducted from proceeds payable at the Insured's death, on maturity, or on surrender.

11.1 MAKING A POLICY LOAN

After the first policy anniversary, you may obtain a policy loan from us. This policy is the only security required. The maximum available loan amount is equal to the net cash surrender value at the time of the loan less the guaranteed monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

11.2 INTEREST

The maximum interest rate on any loan is 6% per year. We have the option of charging less. It accrues daily and becomes a part of the policy debt. Interest payments are due on each anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

11.3 OTHER BORROWING RULES

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the Account and the Fixed Account and into our general account. You may tell us how to allocate that accumulation value among the Subaccounts and the Fixed Account provided that the amount remaining in a Subaccount or the Fixed Account as a result of the allocation is $100. Without specific direction, the accumulation value will be allocated among the Subaccounts and the Fixed Account in the same proportion that the policy's accumulation value in each Subaccount and the Fixed Account bears to the total accumulation value in all Subaccounts and the Fixed Account on the date we make the loan.

Accumulation value in the general account will be credited with 3.5% interest annually. The interest earned will be allocated to the Subaccounts and the Fixed Account in the same manner as net premiums.

If the policy debt exceeds the accumulation value less any accrued expenses and charges, you must pay the excess. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, the policy will terminate without value. We will send the notice to you and to any assignee of record at our Home Office.

Any loan transaction will permanently affect the values of this policy.

11.4 REPAYING A POLICY DEBT

You can repay a policy debt in part or in full anytime during the Insured's life prior to the maturity date while this policy is in force. Repayment must be specifically identified as such by you. When a loan repayment is made, accumulation value in the general account related to that payment will be transferred into the Subaccounts and the Fixed Account in the same proportion that net premiums are being allocated.



                           SECTION 12. PAYMENT OPTIONS

Life insurance proceeds, the net cash surrender value, or benefits at maturity will be paid in one lump sum if no option is chosen. Subject to the rules stated below, all or part of the proceeds can be paid under a payment option.

During the Insured's life, you can choose a payment option. A beneficiary can choose a payment option if you have not chosen one at the Insured's death.

12.1 PAYMENT OPTION RULES

There are several important payment option rules:

       a. An association, corporation, partnership or fiduciary can only receive a lump sum payment or a payment under Option b.

       b. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

       c. If the payments under any option come to less than $100 each, we have the right to make payments at less frequent intervals.

       d. The rate of interest payable under Options a(i), a(ii) and b is guaranteed at 3% compounded annually. Payments under Option c and d are based on the 1983 A-G Individual Annuity Tables projected 17 years at 3-1/2% interest.

To choose an option, you must send a written request satisfactory to us to our Home Office.

12.2 DESCRIPTION OF OPTIONS

Option ai

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

Option aii

Fixed Amount Payable Option. Each payment will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

Option b

Fixed Period Payment Option. Equal payments will be made for any period selected, up to 20 years.

Option c

Lifetime Payment Option. Equal monthly payments are based on the life of a named
person.  Payments  will  continue for the lifetime  of that person.   Variations
provide for guaranteed payments for a period of time or a lump sum refund.

Option d

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments will continue for the lifetime of the other. Variations provide for a reduced amount of payment during the lifetime of the surviving person.


                      SECTION 13. NOTES ON OUR COMPUTATIONS

13.1 BASIS OF COMPUTATION

In our computations, we assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at an annual rate of 3.5%. We use mortality rates from the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker, Male and Female Continuous Function Mortality Tables in computing minimum values and reserves for this policy. For ages 0-19 we use rates based on the aggregate table. For ages above 19, the nonsmoker values from these Tables are used when the Insured is a nonsmoker and the smoker values from these Tables are used where the Insured is a smoker. The male values from these Tables are used where the Insured is a male. The female values from these Tables are used where the Insured is a female.

13.2 METHODS OF COMPUTING VALUES

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the net cash surrender values.

Form 4055-10

                          TABLES OF SETTLEMENT OPTIONS

TABLE B (OPTION B)                      TABLE D (OPTION D)
MONTHLY INSTALLMENTS FOR                MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS
EACH $1,000 OF NET PROCEEDS
                                                MALE &          MALE &            MALE &          MALE&          MALE &
YEARS  MONTHLY  YEARS  MONTHLY             AGE  FEMALE   AGE    FEMALE      AGE   FEMALE  AGE     FEMALE   AGE   FEMALE
-------------------------------            ----------------------------------------------------------------------------------------
  1      84.47    11     8.86              40   3.56     50       3.94      60     4.60    70     5.88     80     8.76
  2      42.86    12     8.24              41   3.59     51       3.99      61     4.69    71     6.07     81     9.21
  3      28.99    13     7.71              42   3.62     52       4.04      62     4.78    72     6.27     82     9.71
  4      22.06    14     7.26              43   3.65     53       4.10      63     4.89    73     6.50     83    10.25
  5      17.91    15     6.87              44   3.69     54       4.16      64     5.00    74     6.74     84    10.81
------------------------------             ---------------------------------------------------------------------------
  6      15.14    16     6.53              45   3.72     55       4.22      65     5.12    75     7.01     85    11.51
  7      13.16    17     6.23              46   3.76     56       4.29      66     5.25    76     7.30
  8      11.68    18     5.96              47   3.80     57       4.36      67     5.39    77     7.62
  9      10.53    19     5.73              48   3.84     58       4.43      68     5.54    78     7.96
 10       9.61    20     5.51              49   3.89     59       4.51      69     5.70    79     8.34
------------------------------             -----------------------------------------------------------

     INCOME FOR PAYMENTS OTHER THAN MONTHLY WILL BE FURNISHED BY THE HOME OFFICE UPON REQUEST.

     TABLE D VALUES FOR COMBINATIONS OF AGES NOT SHOWN AND VALUES FOR 2 MALES OR 2 FEMALES WILL BE FURNISHED BY THE HOME OFFICE UPON REQUEST.

TABLE C (OPTION C) MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS

                        MALE                                                               FEMALE
----------------------------------------------------                ----------------------------------------------------
        LIFE        MONTHS CERTAIN              CASH                         LIFE        MONTHS CERTAIN             CASH
AGE     ONLY    60       120     180     240    REF                   AGE    ONLY    60     120     180     240     REF.
----------------------------------------------------                ----------------------------------------------------
 40     3.84    3.84     3.83    3.82    3.80   3.77                  40     3.64   3.64    3.63    3.63    3.62    3.60
 41     3.88    3.88     3.87    3.86    3.83   3.81                  41     3.67   3.67    3.66    3.66    3.65    3.63
 42     3.93    3.93     3.92    3.90    3.87   3.84                  42     3.70   3.70    3.70    3.69    3.68    3.66
 43     3.98    3.97     3.96    3.94    3.91   3.88                  43     3.74   3.74    3.73    3.73    3.71    3.70
 44     4.02    4.02     4.01    3.99    3.95   3.92                  44     3.78   3.78    3.77    3.76    3.75    3.73
-----------------------------------------------------                 --------------------------------------------------
 45     4.08    4.07     4.06    4.03    3.99   3.97                  45     3.82   3.82    3.81    3.80    3.78    3.77
 46     4.13    4.13     4.11    4.08    4.04   4.01                  46     3.86   3.86    3.85    3.84    3.82    3.80
 47     4.19    4.18     4.16    4.13    4.09   4.06                  47     3.90   3.90    3.89    3.88    3.86    3.84
 48     4.25    4.24     4.22    4.18    4.13   4.11                  48     3.95   3.95    3.94    3.93    3.90    3.88
 49     4.31    4.30     4.28    4.24    4.18   4.16                  49     4.00   4.00    3.99    3.97    3.95    3.93
-----------------------------------------------------                 --------------------------------------------------
 50     4.37    4.37     4.34    4.30    4.23   4.21                  50     4.05   4.05    4.04    4.02    3.99    3.97
 51     4.44    4.43     4.40    4.36    4.29   4.27                  51     4.10   4.10    4.09    4.07    4.04    4.02
 52     4.51    4.50     4.47    4.42    4.34   4.32                  52     4.16   4.16    4.15    4.12    4.09    4.07
 53     4.59    4.58     4.54    4.48    4.40   4.38                  53     4.22   4.22    4.20    4.18    4.14    4.12
 54     4.67    4.66     4.62    4.55    4.45   4.45                  54     4.29   4.28    4.26    4.23    4.19    4.17
-----------------------------------------------------                 --------------------------------------------------
 55     4.76    4.74     4.70    4.62    4.51   4.52                  55     4.35   4.35    4.33    4.30    4.24    4.23
 56     4.85    4.83     4.78    4.70    4.57   4.59                  56     4.42   4.42    4.40    4.36    4.30    4.29
 57     4.94    4.92     4.87    4.77    4.64   4.66                  57     4.50   4.49    4.47    4.43    4.36    4.35
 58     5.04    5.02     4.96    4.85    4.70   4.74                  58     4.58   4.57    4.54    4.50    4.42    4.42
 59     5.15    5.13     5.06    4.94    4.76   4.82                  59     4.67   4.66    4.62    4.57    4.48    4.48
-----------------------------------------------------                 --------------------------------------------------
 60     5.27    5.24     5.16    5.02    4.83   4.90                  60     4.76   4.74    4.71    4.65    4.55    4.56
 61     5.39    5.36     5.27    5.11    4.89   4.99                  61     4.85   4.84    4.80    4.73    4.62    4.63
 62     5.52    5.49     5.38    5.20    4.95   5.08                  62     4.95   4.94    4.89    4.81    4.68    4.71
 63     5.66    5.62     5.50    5.30    5.02   5.18                  63     5.06   5.05    4.99    4.90    4.75    4.80
 64     5.81    5.77     5.63    5.39    5.08   5.29                  64     5.18   5.16    5.10    4.99    4.82    4.89
-----------------------------------------------------                 --------------------------------------------------
 65     5.98    5.92     5.76    5.49    5.14   5.39                  65     5.30   5.28    5.21    5.08    4.89    4.98
 66     6.15    6.09     5.90    5.59    5.20   5.51                  66     5.44   5.41    5.33    5.18    4.96    5.08
 67     6.33    6.26     6.04    5.69    5.26   5.62                  67     5.58   5.55    5.45    5.28    5.03    5.19
 68     6.53    6.45     6.19    5.79    5.32   5.75                  68     5.73   5.70    5.59    5.39    5.10    5.30
 69     6.74    6.64     6.34    5.89    5.37   5.88                  69     5.90   5.86    5.73    5.50    5.17    5.42
-----------------------------------------------------                 --------------------------------------------------
 70     6.96    6.85     6.50    5.99    5.42   6.02                  70     6.07   6.03    5.87    5.61    5.24    5.54
 71     7.20    7.06     6.66    6.09    5.46   6.16                  71     6.26   6.21    6.03    5.72    5.30    5.67
 72     7.46    7.29     6.83    6.18    5.51   6.31                  72     6.47   6.40    6.19    5.83    5.36    5.81
 73     7.73    7.53     7.00    6.28    5.54   6.47                  73     6.69   6.62    6.36    5.94    5.42    5.96
 74     8.02    7.79     7.17    6.36    5.58   6.63                  74     6.94   6.84    6.54    6.05    5.47    6.11
-----------------------------------------------------                 --------------------------------------------------
 75     8.32    8.05     7.34    6.45    5.61   6.81                  75     7.20   7.08    6.72    6.16    5.51    6.28
 76     8.66    8.34     7.52    6.53    5.64   6.99                  76     7.48   7.34    6.91    6.27    5.56    6.45
 77     9.01    8.63     7.69    6.60    5.66   7.19                  77     7.78   7.61    7.10    6.37    5.59    6.64
 78     9.39    8.94     7.87    6.67    5.68   7.39                  78     8.11   7.90    7.30    6.46    5.63    6.83
 79     9.80    9.27     8.04    6.74    5.70   7.60                  79     8.47   8.21    7.50    6.55    5.65    7.03
-----------------------------------------------------                 --------------------------------------------------
 80    10.23    9.61     8.20    6.79    5.71   7.83                  80     8.85   8.54    7.70    6.63    5.68    7.25
 81    10.70    9.96     8.37    6.85    5.72   8.06                  81     9.27   8.89    7.90    6.71    5.70    7.48
 82    11.20   10.32     8.52    6.89    5.73   8.31                  82     9.72   9.26    8.09    6.78    5.71    7.72
 83    11.72   10.69     8.67    6.93    5.74   8.57                  83    10.21   9.64    8.28    6.84    5.73    7.98
 84    12.29   11.07     8.81    6.97    5.75   8.84                  84    10.74  10.05    8.46    6.89    5.74    8.25
 85    12.89   11.46     8.95    7.00    5.75   9.13                  85    11.32  10.47    8.63    6.94    5.74    8.53
-----------------------------------------------------                 --------------------------------------------------

INCOME FOR PAYMENTS OTHER THAN MONTHLY WILL BE FURNISHED BY THE HOME OFFICE UPON REQUEST.

TABLE C VALUES FOR AGES BELOW 40 AND ABOVE 85, AND VALUES FOR 300 AND 360 MONTHS CERTAIN WILL BE FURNISHED BY THE HOME OFFICE UPON REQUEST.

Form 4055-11

   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. NET CASH SURRENDER VALUE
         IF ANY, PAYABLE AT MATURITY. DEATH BENEFIT PROCEEDS PAYABLE AT
       DEATH OF INSURED PRIOR TO MATURITY DATE. FLEXIBLE PREMIUMS PAYABLE
           DURING LIFETIME OF INSURED UNTIL MATURITY DATE (AGE 100).
          SOME BENEFITS REFLECT INVESTMENT RESULTS. NON-PARTICIPATING.


Form    4055